Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 29, 2017, relating to the consolidated financial statements of Capitol Federal Financial, Inc. and subsidiary (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended September 30, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
September 13, 2018